EXHIBIT 10.5

U.S. BANCORP
RESTRICTED STOCK UNIT AGREEMENT FOR DIRECTORS

		Number of	Social
		U.S. Bancorp Common	Security
AWARDED TO	Award Date	Shares	Number
Final Vesting Date

THIS AGREEMENT is made as of the date in the box above labeled “Award Date” (the “Award Date”) by and between U.S. Bancorp, a Delaware corporation (the “Company”), and the individual named in the box above labeled “Awarded To” (the “Participant”).

WHEREAS, the Company pursuant to its 2001 Stock Incentive Plan (the “Plan”) wishes to award restricted stock units corresponding to such number of Shares of common stock of the Company (“Shares”) in the box above labeled “Number of U.S. Bancorp Common Shares” to the Participant, subject to certain restrictions and on the terms and conditions contained in this Agreement and the Plan.

In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

Capitalized terms not defined shall have the meaning set forth in the Plan.

1.	Award

The Company, effective as of the Award Date, grants to Participant a restricted stock unit award representing the right to acquire the number of Shares set forth in the box above labeled “Number of U.S. Bancorp Common Shares” (the “Restricted Stock Units,” and one such “Unit” representing one such Share). The Participant acknowledges and accepts such grant and the Shares subject to the terms and conditions under this Award Agreement.

2.	Vesting

(a)	Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest in cumulative installments not in excess of 25% on or after the first anniversary of the Award Date, 25% on or after the second anniversary of the Award Date, 25% on or after the third anniversary of the Award Date and 25% on or after the fourth anniversary of the Award Date.

(b)	Notwithstanding the other vesting provisions contained in Section 2(a) above, but subject to the other terms and conditions of this Agreement, Participant shall be vested in all of the Restricted Stock Units granted in this Agreement immediately upon a “Change in Control” as defined in Section 2(b)(iii) below. For purposes of this Agreement, the following terms shall have the following definitions:

(i)	“Announcement Date” shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

(ii)	“Cause” shall mean (A) the continued failure by Participant to substantially perform Participant’s duties with the Company, after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, and Participant has failed to resume substantial performance of Participant’s duties on a continuous basis, (B) gross and willful misconduct during service as a director (regardless of whether the misconduct occurs on the Company’s premises), including, but not limited to, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company’s rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates or (C) Participant’s conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Participant’s ability substantially to perform Participant’s duties as a Director.

(iii)	“Change in Control” shall mean any of the following occurring after the date of this Agreement:

(A)	The acquisition by any Person (as defined in Section 2(b)(iv) hereof) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i), (ii) or (iii) of this clause (A); or

(B)	Individuals who, as of the date, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 2(b)(iii)(C) hereof) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(C)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(D)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(iv)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

3.	Restriction on Transfer

The restricted Stock Units granted to the Participant may not be transferred, sold, assigned, pledged, alienated, attached or otherwise encumbered (“Transfer”), and any purported Transfer shall be void and unenforceable against the Company. No attempt to Transfer the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Restricted Stock Units or rights.

4.	Forfeiture

(a)	If the Participant ceases to be a director of the Company and all Affiliates prior to vesting of the Restricted Stock Units pursuant to Section 2(a) or Section 2(b), all of Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited, except that:

(i)	If Participant’s service as a director is terminated for any reason other than Cause or for voluntary separation from service with less than ten years of service as a director, the Award will immediately be vest in full without regard to the vesting provisions contained in Section 2(a) or Section 2(b).

(ii)	If Participant’s service as a director is terminated upon the Optionee’s reaching mandatory retirement age, the Award will immediately vest in full without regard to the vesting provisions contained in Section 2(a) or Section 2(b).

(iii)	If Participant’s service as a director is terminated by reason of Cause, the Award shall be forfeited as of the date of the misconduct.

Upon forfeiture, Participant shall have no rights relating to the Restricted Stock Units, including the right to receive dividends of additional Restricted Stock Units.

5.	Issuance of Shares

(a)	Except to the extent the Restricted Stock Units have been surrendered and provided that the Restricted Stock Units have vested in accordance with either Section 2(a), 2(b) or 4(a) of this agreement, the Restricted Stock Units are distributable on the date the Participant no longer serves on the Board of the Company (the “Distribution Date”). The Company shall deliver to Participant one (1) Share for each such vested Restricted Stock Unit.

(b)	Participant shall have no right, title or interest in, or (except as provided at Section 6) receive distributions in respect of, or otherwise be considered the owner of, any of the Shares covered by this Restricted Stock Unit Award, unless and until the Shares have been delivered pursuant to Section 5(a).

Notwithstanding the distribution provisions in Section 5(a) above, if there is a Change of Control as defined in this Agreement, the Restricted Stock Units will be distributed to the Participant as of the date of the Change of Control.

6.	Dividends

To the extent that cash dividends are paid on Shares after the Award Date and prior to the Distribution Date, the Participant shall be entitled to receive additional Restricted Stock Units on each dividend payment date of the Company (including any dividend declared prior to the Distribution Date and payable after such date, which shall be deemed paid on the Distribution Date) having a fair market value (based on the closing price of Shares on such payment date) equal to the amount of dividends paid on Shares represented by the Restricted Stock Units. Such additional Restricted Stock Units shall be vested as of the payment date.

7.	Securities Law Compliance

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

8.	Distributions and Adjustments

Subject to the foregoing provisions of this Award Agreement, in the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available pursuant to this Agreement, the committee of the Board of Directors administering the Plan (the “Committee”) shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits make adjustments to the award, including adjustments in the number and type of shares of Common Stock represented by the Restricted Stock Units that Participant would have received; provided, however, that the number of shares covered by this Award shall always be a whole number.

Any additional Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to Shares represented by the Restricted Stock Units prior to the Distribution Date shall be subject to the same restrictions, terms and conditions as the Restricted Stock Units. Any cash dividends payable with respect to the Common Stock represented by the Restricted Stock Units shall be distributed to Participant in accordance with Section 6 hereof.

9.	Miscellaneous

The Company shall at all times during the term of the Award reserve and keep available such number of shares of the Company’s Common Stock to satisfy the requirements of this Agreement.

This Award is issued under the Plan and is subject to its terms. The Plan is available for inspection on the intranet and during business hours at the principal offices of the Company.

10.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

U.S. BANCORP

By:

Its: Vice President and Assistant Secretary